Exhibit 99.1

	Contact:	Mark D. Hauptman
Vice President and CFO
UICI
News Release		9151 Grapevine Highway
North Richland Hills, Texas 76180
Phone: (817) 255-5200

(For Immediate Release)
UICI ANNOUNCES FIRST QUARTER 2005 RESULTS OF OPERATIONS

NORTH RICHLAND HILLS, TX, April 28, 2005—UICI (the “Company” NYSE: UCI), a leader in the health insurance market for self-employed individuals, today reported first quarter 2005 results of operations.

     UICI reported first quarter revenues and income from continuing operations of $536.0 million and $52.7 million ($1.11 per diluted share), respectively, compared to first quarter 2004 revenues and income from continuing operations of $494.7 million and $32.7 million ($0.68 per diluted share), respectively. Reflecting results from discontinued operations, the Company reported overall first quarter 2005 net income of $51.7 million ($1.09 per diluted share), compared to first quarter 2004 net income of $38.4 million ($0.80 per diluted share).

     The Company’s first quarter 2005 results from continuing operations benefited from the strong performance of its Self-Employed Agency (“SEA”) Division and improved results at its other business units. In the first quarter of 2005, the SEA Division reported operating income of $70.3 million, compared to operating income of $44.6 million in the first quarter of 2004. Results at the Company’s SEA Division continued to reflect a favorable loss ratio and increased renewal premium revenue, with which is associated a lower commission rate compared to the commission rate on first year premium revenue. Operating income at the SEA Division in the 2005 first quarter also reflected the reduction of claim liabilities in the amount of $7.6 million resulting from a change in accounting estimate.

     The Company’s results in the first quarter of 2005 were also bolstered by the improved performance of its Student Insurance Division (which offers tailored health insurance programs that generally provide single school year coverage to individual students at colleges and universities). The Student Insurance Division reported operating income of $1.5 million in the first quarter of 2005, compared to operating losses of $(1.2) million in the corresponding 2004 period.

Comparative Summary Results of Operations and Balance Sheet Information

     Set forth in the tables below are comparative summary results of operations for the quarters ended March 31, 2005 and 2004, and selected balance sheet data as of March 31, 2005 and December 31, 2004, respectively.

	Three Months ended
Income Statement Data:	March 31,
	2005	2004
	(In thousands, except per share amounts)
Revenues	$535,978	$494,696
Operating income from continuing operations before income taxes	$81,079	$50,013
Income from continuing operations	$52,658	$32,698
Income (loss) from discontinued operations	(986)	5,693

Net income	$51,672	$38,391

Per Diluted Share:
Income from continuing operations	$1.11	$0.68
Income (loss) from discontinued operations	(0.02)	0.12

Net income	$1.09	$0.80

Average shares outstanding (in thousands)	47,207	48,369

Balance Sheet Data:	March 31, 2005	December 31, 2004
	(In thousands, except per share amounts)
Stockholders’ equity	$743,666	$714,146
Book value per share (1)	$15.98	$15.18

(1)	Excludes the unrealized gains on securities available for sale.

Business Segment Results

     The table below sets forth, by business segment, income (loss) before taxes (which is hereinafter referred to as “operating income (loss)”) for the three months ended March 31, 2005 and 2004.

	Three Months ended
	March 31,
	2005	2004
Operating income (loss):	(In thousands)
Insurance:
Self-Employed Agency Division	$70,271	$44,617
Student Insurance Division	1,454	(1,192)
Star HRG Division	965	1,350
Life Insurance Division	1,826	1,136
Other Insurance	2,952	(221)

Total Insurance	77,468	45,690
Other Key Factors:
Investment income on equity, realized gains and losses, general corporate expenses and other (including interest expense on non-student loan indebtedness)	392	3,320
Variable stock-based compensation benefit.	3,219	1,003

Total Other Key Factors	3,611	4,323

Operating income	$81,079	$50,013

     UICI’s results of operations for the quarter ended March 31, 2005 were impacted by the following factors:

Self-Employed Agency Division

     The SEA Division reported operating income of $70.3 million in the first quarter of 2005, compared to operating income of $44.6 million in the corresponding 2004 period. Operating income at the SEA Division in the 2005 period was positively impacted by an increase in earned premium revenue, a decrease in commission expenses as a percentage of earned premium, and a lower loss ratio resulting from favorable claims experience and a favorable claim liability adjustment in the amount of $7.6 million. Earned premium revenue at the SEA Division increased to $357.1 million in the first quarter of 2005 from $328.3 million in the corresponding 2004 period.

     Operating income at the SEA Division as a percentage of earned premium revenue (i.e., operating margin) in the quarter ended March 31, 2005 was 19.7%, compared to 13.6% in the corresponding period of 2004. The significant period-over-period increase in operating margin was attributable primarily to a decrease in the loss ratio and a decrease in the effective commission rate (due to a decrease in the amount of first year premium relative to renewal premium, which carries a lower commission rate compared to commissions on first year premium). This increase in operating margin was partially offset by higher administrative expenses as a percentage of earned premium. The decrease in loss ratio (from 59.9% in the first quarter of 2004 to 52.1% in the first quarter of 2005) was due to favorable claims experience and to the favorable claim liability adjustment discussed below.

     The SEA Division’s first quarter 2005 results also reflected a favorable claim liability adjustment in the amount of $7.6 million attributable to a refinement of an estimate for the Company’s claim liability established with respect to a product rider that provides for catastrophic coverage on the SEA Division’s scheduled health insurance products.

     Submitted annualized premium volume (i.e., the aggregate annualized premium amount associated with health insurance applications submitted by the Company’s agents for underwriting by the Company) decreased by 12.9% in the first quarter of 2005, compared to submitted annualized premium volume in the corresponding period in 2004 (to $214.0 million in the first quarter of 2005 from $245.5 million in the first quarter of 2004).

     The decrease in submitted annualized premium volume can be attributed primarily to a reduction in the number of writing agents in the field. While the Company believes that its continuing efforts to enhance agent recruiting are having a positive impact, due to an extensive training program it takes longer for a new recruit to become an effective writing agent. In addition, during the 2005 first quarter, the SEA Division began to sell, through agents associated with its UGA — Association Field Services agency, individual consumer driven health plan (CDHP) products in selected markets in six states (Florida, Illinois, Michigan, Missouri, Rhode Island and Texas) and products targeted toward the small employer group market in three states (Georgia, Michigan and Texas). The Company intends to continue the roll out of individual and small employer group CDHP products in additional markets throughout the balance of 2005.

     The favorable results at the SEA Division in the first quarter of 2005 were negatively impacted by higher administrative costs, which included an accrual for certain administrative costs associated with the previously announced multi-state market conduct review and amortization of software costs related to the HealthMarket acquisition.

Student Insurance Division

     The Company’s Student Insurance Division reported operating income of $1.5 million in the first quarter of 2005, compared to operating losses of $(1.2) million in the corresponding 2004 period.

     Results for 2005 at the Student Insurance Division reflected a decrease in the loss ratio to 75.9% in the first quarter of 2005 from 80.1% in the first quarter of 2004. The 2005 results also benefited from lower administrative expenses as a percentage of earned premium, which decrease was due primarily to better service arrangements with outside service providers.

     Earned premium revenue at the Student Insurance Division increased to $73.4 million in the first quarter of 2005 from $71.6 million in the first quarter of 2004.

Star HRG Division

     The Company’s Star HRG Division (which designs, markets and administers limited benefit health insurance plans for entry level, high turnover, and hourly employees) reported operating income for the first quarter of 2005 in the amount of $965,000, compared to operating income of $1.4 million in the first quarter of 2004. The results in the first quarter of 2005 were positively impacted by a decrease in the loss ratio to 62.2% in the first quarter of 2005 from 64.6% in the first quarter of 2004, which decrease was principally attributable to rate increases implemented during 2004. The improvement in the loss ratio was offset by higher administrative expenses as a percentage of earned premium, which was due principally to increased sales and marketing costs associated with new sales initiatives.

Life Insurance Division

     The Company’s Life Insurance Division reported operating income in the first quarter of 2005 of $1.8 million compared to operating income of $1.1 million in the first quarter of 2004. The quarter over quarter increase in operating income was attributable to an increase in revenue and the decrease in administrative costs as a percentage of premium. This increase was partially offset by higher benefit expenses as a percentage of premium.

     In the first quarter of 2005, the Company’s Life Insurance Division generated annualized paid premium volume (i.e., the aggregate annualized life premium amount associated with new life insurance policies issued by the Company) in the amount of $8.6 million, compared to $6.5 million in the prior 2004 period. This quarter over quarter increase in annualized paid premium volume reflected the increase in sales of the Company’s new life products through two independent marketing companies.

Other Key Factors

     The Company’s Other Key Factors segment includes investment income not otherwise allocated to the Insurance segment, realized gains and losses, interest expense on corporate debt, general expenses relating to corporate operations, variable stock compensation and other unallocated items.

     The Company’s Other Key Factors segment reported operating income of $3.6 million in the first quarter of 2005, compared to operating income of $4.3 million in the first quarter of 2004. The decrease in operating income in the Other Key Factors segment in 2005 was primarily attributable to a $2.9 million decrease in net realized gains (from $2.4 million in net realized gains in 2004 to $(492,000) in net realized losses in 2005) and a $1.8 million increase in unallocated overhead (from ($2.0) million in 2004 to ($3.8) million in 2005). These unfavorable factors in the first quarter of 2005 were offset by a $1.7 million increase in investment income on equity and a $2.2 million increase in variable non-cash stock-based compensation benefit associated with the various stock accumulation plans established by the Company for the benefit of its independent agents. In connection with these plans, the Company records non-cash variable stock-based compensation expense (or records a benefit) in amounts that depend and fluctuate based upon the market performance of the Company’s common stock.

Discontinued Operations

     In the first quarter of 2005 the Company reported a loss from discontinued operations in the amount of $(986,000), net of tax ($(0.02) per diluted share), compared to income from discontinued operations in the first quarter of 2004 in the amount of $5.7 million, net of tax ($0.12 per diluted share).

     Results from discontinued operations for the first quarter of 2004 reflected a pre-tax gain in the amount of $7.7 million generated from the sale of the remaining uninsured student loan assets formerly held by the Company’s former Academic Management Services Corp subsidiary (which the Company disposed of in November 2003).

     CORPORATE PROFILE:

     UICI (headquartered in North Richland Hills, Texas) through its subsidiaries offers insurance (primarily health and life) to niche consumer and institutional markets. Through its Self-Employed Agency Division, UICI provides to the self-employed market health insurance and related insurance products, which are distributed primarily through the Company’s dedicated agency field forces, UGA-Association Field Services and Cornerstone America. Through its Student Insurance Division, UICI provides tailored health insurance programs for students enrolled in universities, colleges and kindergarten through grade twelve. Through its Star HRG Division, UICI markets, administers and underwrites limited benefit insurance plans for entry level, high turnover, hourly employees. Through its Life Insurance Division, UICI offers life insurance products to selected markets. Through its ZON Re USA unit, the Company underwrites, administers and issues accidental death, accidental death and dismemberment (AD&D), accident medical and accident disability insurance policies, both on a primary and on a reinsurance basis. For more information, visit www.uici.net.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “objective”, “plan”, “possible”, “potential” and similar expressions. Actual results may vary materially from those included in the forward-looking statements. Factors that could cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, general economic conditions; the continued ability of the Company to compete for customers and insureds in an industry where many of its competitors may have greater market share and/or greater financial resources; the Company’s ability to accurately estimate medical claims and control costs; changes in government regulation that could increase the costs of compliance or cause the Company to discontinue marketing its products in certain states; the Company’s failure to comply with new or existing government regulation that could subject it to significant fines and penalties; changes in the relationship between the Company and the membership associations and/or changes in the laws and regulations governing so-called “association group” insurance (particularly changes that would subject the issuance of policies to prior premium rate approval and/or require the issuance of policies on a “guaranteed issue” basis); significant liabilities and costs associated with litigation; failure of the Company’s information systems to provide timely and accurate information; negative publicity regarding the Company’s business practices and/or regarding the health insurance industry in general; the Company’s inability to enter into or maintain satisfactory relationships with networks of hospitals, physicians, dentists, pharmacies and other health care providers; failure of the Company’s regulated insurance company subsidiaries to maintain their current ratings by A.M. Best Company, Fitch and/or Standard & Poor’s; and the other risk factors set forth in the reports filed by the Company with the Securities and Exchange Commission.

UICI press releases and other company information are available at UICI’s website located at www.uici.net.